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                                                                    EXHIBIT 23.0

                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Havana Group, Inc.
Canton, Ohio 44718


     As independent certified public accountants for The Havana Group, Inc., we hereby consent to the use in Amendment No. 1 to Form SB-2 Registration Statement for The Havana Group, Inc. of our report included herein, which has a date of February 10, 1998, relating to the consolidated balance sheet of The Havana Group, Inc. and Subsidiary as of December 31, 1997 and the related consolidated statements of operations, cash flows and stockholder's equity for the years ended December 31, 1997 and 1996, and to the reference to our firm under the caption "Experts" in the Prospectus.

                                   Hausser + Taylor LLP


Canton, Ohio
March 27, 1998